                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-129844

----- Original Message -----
From: SECURITIZED PRODUCTS SYNDICATE, LEHMAN BROTHERS, I
At: 4/24  9:24:21

CMBS NEW ISSUE:  $3.55B LB-UBS 2007-C2          ** LAUNCH **
SYNDICATE:       LEAD/SOLE BOOKRUNNER - LEH  CO-LEAD - UBS; CO-MGR -
COUNTRYWIDE
TIMING:          LAUNCH/PRICE - TODAY; SETTLE 5/09

CL    SIZE(MM)  S&P/FIT     A/L    WINDOW       C/E      CPN**  LAUNCH
A-1      25.000  AAA/AAA    2.84   05/07-08/11  30.000%  FXD    S+12
A-2     447.000  AAA/AAA    4.72   08/11-04/12  30.000%  FXD    S+27
A-AB     78.000  AAA/AAA    7.32   04/12-08/16  30.000%  FXD    S+26/27
*SUBJECT
A-3   1,278.248  AAA/AAA    9.72   08/16-03/17  30.000%  FXD    S+29
A-1A    659.832  AAA/AAA    7.96   05/07-03/17  30.000%  FXD    N.A.
A-M     355.441  AAA/AAA    9.91   03/17-04/17  20.000%  CWAC   S+34
A-J     315.453  AAA/AAA    9.93   04/17-04/17  11.125%  CWAC   S+40
B        26.658  AA+/AA+    9.93   04/17-04/17  10.375%  CWAC   S+44
C        53.316  AA /AA     9.93   04/17-04/17   8.875%  CWAC   S+47
D        39.987  AA-/AA-    9.93   04/17-04/17   7.750%  CWAC   S+51
E        13.329  A+ /A+     9.93   04/17-04/17   7.375%  CWAC   S+58
F        26.658  A  /A      9.95   04/17-05/17   6.625%  CWAC   S+63
G*       35.544  A- /A-    10.02   05/17-05/17   5.625%  CWAC   S+74
H*       31.101  BBB+/BBB+ 10.02   05/17-05/17   4.750%  WAC    S+130
J*       35.544  BBB /BBB  10.02   05/17-05/17   3.750%  WAC    S+170
K*       39.987  BBB-/BBB- 10.02   05/17-05/17   2.625%  WAC    S+225
X-CL* 1,777.201  AAA/AAA    8.74   05/07-02/22           IO     TSY
X-CP  1,639.428  AAA/AAA    5.61   04/08-04/14           IO     TSY
X-W   1,777.201  AAA/AAA    8.74   05/07-02/22           IO     TSY

NB - *144A/REG S
   - ** COUPON TYPES ARE SUBJECT TO CHANGE

   - Loan Sellers:  LEH 72.3% / UBS 27.7%
   - Collateral:    170 loans / 317 properties  Cut-Off DSCR: 1.50X,
LTV 67.0%
   - Prop Types:    OF 54.2%, MF 19.1%, RT 9.4%, HTL 6.1%, HC 6.0%, MU
2.5%,
                    IND 1.9%, SS 0.6%, OTHER 0.03%
   - Geographics:   DC 17.4%, IL 10.8%, GA 8.0%, CA 7.3%, VA 7.0%
   - Top 10%:       49.6%
   - Inv. Grade %:  26.5%

                                        1

   - Special Svcr   Lennar Partners, Inc.

     Control No. 111, Walgreens-Clarence (with a Cut-Off Date Balance of
$4,114,000) will no longer be transferred to the LB-UBS Commercial Mortgage
Trust 2007-C2 and therefore will no longer be a part of this transaction.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-129844) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC Website at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.